EXHIBIT 10.30
Severance Agreement
For [_________] (“Employee”)

If Skyward Service Company (the “Company”) terminates Employee’s employment without cause or Employee terminates his/her employment for “Good Reason,” the Company will pay the Employee an amount equal to twelve (12) months of Employee’s base salary, following the termination date, payable in roughly equal installments in accordance with the Company’s normal payroll practices, the first installment of which shall be paid upon the execution of a release and waiver by the Employee, the timing of such payment to be adjusted as necessary to conform with 409A requirements. The Company will also provide Employee with health insurance benefits during for twelve (12) months following the termination date through the payment of Employee’s then applicable COBRA premiums (the payments in this paragraph collective the “Severance Payments”). For purposes of this Agreement, “Good Reason” shall mean:
(a)a material diminution by the Company of Employee’s duties and responsibilities (except, in each case, in connection with the termination of Employee’s employment due to Employee’s disability or death or temporarily as a result of the Employee’s illness or other absence);

(b)a reduction in Employee’s Base Salary of more than 10% without Employee’s consent; or

(c)assignment by the Company of duties and responsibilities inconsistent with Employee’s position without Employee’s consent.

The Severance Payments are conditional on Employee complying with any non-solicitation obligations owed to the Company under any Agreement, including under any incentive programs, (the “Restrictive Covenants”), as well as execution of a standard release and waiver. If Employee breaches any Restrictive Covenants, or if Employee challenges, or participates in any challenge of, the enforceability or the scope of any Restrictive Covenants in any regard, or if any Restrictive Covenant is held to be unenforceable, overbroad, or void as a matter of law for any reason, then Employee agrees to forfeit all of his/her rights to any Severance Payments that have not yet been paid and to return any portion of any Severance Payments previously paid under this Agreement; provided, however, that Employee shall retain $1,000 of the Severance Payments in consideration for an effective and unrevoked waiver and release provided in accordance with this Agreement.
Employee                        Skyward Services Company

___________________________________________        ______________________________________________
                            ______________, Chief People Officer Date